                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K
                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):  February 26, 1998

                        Booth Creek Ski Holdings, Inc.
            (Exact Name of Registrant as Specified in its Charter)



       Delaware                    333-26091               84-1359604
(State or Other Jurisdiction    (Commission File          (IRS Employer
      of Incorporation)             Number)              Identification No.)


         Highway 267 and Northstar Drive
         Truckee, California                                 96160
(Address of Principal Executive Offices)                   (Zip Code)

(Registrant's Telephone Number, Including Area Code)     (916) 562-1010

Item 2.         Acquisition or Disposition of Assets.

        On February 26, 1998, Booth Creek Ski Holdings, Inc. (the "Company") acquired Loon Mountain Recreation Corporation ("LMRC"), the owner and operator of the Loon Mountain ski resort located in New Hampshire. The acquisition of LMRC (the "Loon Mountain Acquisition") was effected pursuant to an Agreement and Plan of Merger, dated September 18, 1997, as amended as of December 22, 1997, by and among the Company, as assignee of Booth Creek Ski Group, Inc.
("Parent"), LMRC Acquisition Corp. and LMRC.

        The aggregate net purchase price for the Loon Mountain Acquisition, determined through negotiations between the Company and LMRC, was approximately $29.0 million (including the assumption of debt which was repaid in connection with the acquisition). The Loon Mountain Acquisition was financed through (i) proceeds from the offering at par of $17,500,000 aggregate principal amount of the Company's 12 1/2% Series C Senior Notes due 2007 (the "Offering") issued under the Indenture, dated as of March 18, 1997, as amended and supplemented (the "Indenture"), among the Company, the Guarantors named therein and Marine Midland Bank, as trustee, (ii) a capital contribution of $10.5 million to the Company by Parent (the "Equity Financing"), and (iii) available cash on hand and borrowings under the Amended and Restated Credit Agreement dated as of March 18, 1997, as amended, among the Company, certain of its subsidiaries and BankBoston, N.A. (the "Senior Credit Facility").

        In connection with the Loon Mountain Acquisition, the Company amended (the "Senior Credit Facility Amendment") the Senior Credit Facility to, among other things, increase the maximum borrowing availability thereunder to $25.0 million and modify certain covenants.

        Prior to the consummation of the Loon Mountain Acquisition, the Company solicited consents from the holders of its 12 1/2% Series B Senior Notes due 2007 to, among other things, (i) permit the Offering, (ii) permit the consummation of the Senior Credit Facility Amendment, (iii) modify the definitions of "Change of Control" and "Restricted Subsidiary" in the Indenture, and (iv) make minor modifications to certain other Indenture provisions. On February 20, 1998, the Company received sufficient consents to effect such actions and entered into a supplemental indenture modifying the Indenture, which became effective on February 26, 1998 upon the consummation of the Loon Mountain Acquisition and Equity Financing.

Item 7.     Financial Statements and Exhibits.

       (a)  Financial Statements of Business Acquired.
                                                                           Page
                                                                           ----
                   Loon Mountain Recreation Corporation Consolidated
                   Balance Sheets as of October 26, 1997 and
                   October 27, 1996 (unaudited)..........................   F-1

                   Loon Mountain Recreation Corporation
                   Consolidated Statements of Operations and
                   Retained Earnings for the periods from
                   May 1, 1997 to October 26, 1997 and
                   May 1, 1996 to October 27, 1996 (unaudited)...........   F-2

                   Loon Mountain Recreation Corporation
                   Consolidated Statements of Cash Flows for the
                   periods from May 1, 1997 to October 26, 1997
                   and from May 1, 1996 to October 27, 1996 (unaudited)..   F-3

                   Notes to Consolidated Financial Statements
                   (unaudited)...........................................   F-4

                   Report of Independent Accountants ....................   F-5

                   Loon Mountain Recreation Corporation
                   Consolidated Balance Sheets as of
                   April 30, 1997 and 1996...............................   F-6

                   Loon Mountain Recreation Corporation
                   Consolidated Statement of Operations and Retained
                   Earnings for the years ended April 30, 1997 and 1996..   F-7

                   Loon Mountain Recreation Corporation
                   Consolidated Statement of Cash Flows for the
                   years ended April 30, 1997 and 1996...................   F-8

                   Notes to Consolidated Financial Statements............   F-9

       (b)  Pro Forma Financial Information..............................  F-16

                   Booth Creek Ski Holdings, Inc. Unaudited Pro Forma
                   Condensed Consolidated Balance Sheet as of
                   October 31, 1997......................................  F-17

                   Notes to Unaudited Pro Forma Condensed Balance Sheet..  F-18

          Booth Creek Ski Holdings, Inc. Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended
          October 31, 1997 .............................................   F-19

          Notes to Unaudited Pro Forma Statement of Operations .........   F-20

(c)   Exhibits.

          2.1 Agreement and Plan of Merger dated as of September 18, 1997 by and among Booth Creek Ski Group, Inc., LMRC Acquisition Corp. and Loon Mountain Recreation Corporation (exhibits and schedules omitted).

          2.2 First Amendment to Merger Agreement, dated December 22, 1997, by and among Booth Creek Ski Group, Inc. LMRC Acquisition Corp. and Loon Mountain Recreation Corporation.

          2.3 Amendment No. 4 to the Credit Agreement, as amended and restated as of February 23, 1998, among Booth Creek Ski Holdings, Inc., the Borrowers named therein and BankBoston, N.A. (exhibits and schedules omitted).

          2.4 Securities Purchase Agreement, dated as of February 23, 1998, by and among Booth Creek Ski Holdings, Inc., the Guarantors named therein and CIBC Oppenheimer Corp.

          2.5 Amended and Restated Securities Purchase Agreement, dated as of February 26, 1998, among Booth Creek Ski Group, Inc., Booth Creek Ski Holdings, Inc. the Subsidiary Guarantors, as defined therein and each of John Hancock Mutual Life Insurance Company and CIBC WG Argosy Merchant Fund 2, L.L.C.


          4.1 Supplemental Indenture No. 2 to Indenture dated as of February 20, 1998, by and among Booth Creek Ski Holdings, Inc., the Guarantors named therein and Marine Midland Bank, as trustee.

          4.2 Supplemental Indenture No. 3 to Indenture dated as of February 26, 1998, by and among Booth Creek Ski
               Holdings, Inc., the Guarantors named therein and Marine Midland Bank, as trustee.

          4.3 Registration Rights Agreement, dated as of February 26, 1998, by and among Booth Creek Ski Holdings, Inc., the Subsidiary Guarantors named therein and CIBC Oppenheimer Corp.

          99.1 Press Release, dated February 26, 1998, announcing acquisition of Loon Mountain Recreation Corporation.

                      LOON MOUNTAIN RECREATION CORPORATION

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                              OCTOBER 26,   OCTOBER 27,
                                                                 1997          1996
                                                              -----------   -----------
                           ASSETS
Current assets:
  Cash......................................................    $    --       $     9
  Accounts receivable.......................................         69           259
  Inventories...............................................        393           397
  Prepaid expenses..........................................         19            36
                                                                -------       -------
    Total current assets....................................        481           701
Land held for resale........................................        705           705
Property and equipment, at cost:
  Land and land improvements................................      2,528         2,440
  Slopes and trails.........................................      1,569         1,562
  Buildings.................................................      8,018         7,396
  Ski lifts.................................................      8,727         8,591
  Operating equipment.......................................      7,003         6,576
  Snowmaking equipment......................................      7,592         7,554
  Construction in progress..................................      3,281         1,736
                                                                -------       -------
                                                                 38,718        35,855
  Less accumulated depreciation and amortization............     18,377        16,591
                                                                -------       -------
                                                                 20,341        19,264
Deferred tax assets.........................................        222           326
Other assets................................................         69            81
                                                                -------       -------
    Total assets............................................    $21,818       $21,077
                                                                =======       =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $   519       $   191
  Current portion of long-term debt.........................      2,865         1,820
  Current portion of obligations under capital leases.......         70           128
  Accrued expenses..........................................        636           471
  Advance deposits and deferred revenue.....................        812           856
                                                                -------       -------
    Total current liabilities...............................      4,902         3,466
Long-term debt, less current portion........................      9,482        10,317
Obligations under capital leases, less current portion......        165            --
Accrued stock options.......................................         55            61
                                                                -------       -------
    Total liabilities.......................................     14,604        13,844
Commitments and contingencies
Stockholders' equity:
  Preferred stock, 7% noncumulative, par value $100
    (callable at $107 per share); authorized 2,250 shares;
    none issued or outstanding at October 26, 1997 (1,461
    shares issued at October 27, 1996 including 127 shares
    held in treasury).......................................         --           146
  Common stock, par value $.10; authorized 750,000 shares;
    issued 671,100 including 80,830 and 81,385 shares held
    in treasury.............................................         67            67
  Additional paid-in capital................................         71            61
  Retained earnings.........................................      7,619         7,514
  Less cost of treasury stock...............................       (543)         (555)
                                                                -------       -------
    Total stockholders' equity..............................      7,214         7,233
                                                                -------       -------
    Total liabilities and stockholders' equity..............    $21,818       $21,077
                                                                =======       =======

                            See accompanying notes.

                      LOON MOUNTAIN RECREATION CORPORATION

    CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                               PERIOD FROM      PERIOD FROM
                                                              MAY 1, 1997 TO   MAY 1, 1996 TO
                                                               OCTOBER 26,      OCTOBER 27,
                                                                   1997             1996
                                                              --------------   --------------
Revenues:
  Food and beverage.........................................     $   856          $   797
  Mountain Club.............................................          81               56
  Summer programs...........................................         807              821
  Real estate commissions...................................          84               83
  Retail sales..............................................         315              347
  Other.....................................................          81               95
                                                                 -------          -------
                                                                   2,224            2,199
Expenses:
  Employee costs............................................       1,991            1,998
  Depreciation and amortization.............................         272              259
  Utilities.................................................         122              138
  Materials, supplies and maintenance.......................         469              499
  Purchases for resale......................................         456              470
  Interest..................................................         467              484
  Insurance.................................................         201              255
  Marketing.................................................         329              236
  Administrative............................................         167              116
  Outside services..........................................         597              205
  U.S. Forest Service lease.................................          18               26
  Property taxes............................................         145              140
  Real estate commission....................................          42               42
  Other.....................................................          11               13
                                                                 -------          -------
                                                                   5,287            4,881
                                                                 -------          -------
Loss before income taxes....................................      (3,063)          (2,682)
Income tax benefit..........................................       1,225            1,073
                                                                 -------          -------
Net loss....................................................      (1,838)          (1,609)
Retained earnings, beginning of period......................       9,535            9,162
Dividends...................................................         (78)             (39)
                                                                 -------          -------
Retained earnings, end of period............................     $ 7,619          $ 7,514
                                                                 =======          =======

                            See accompanying notes.

                      LOON MOUNTAIN RECREATION CORPORATION

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                    PERIOD FROM          PERIOD FROM
                                                                   MAY 1, 1997 TO       MAY 1, 1996 TO
                                                                    OCTOBER 26,          OCTOBER 27,
                                                                        1997                 1996
                                                                   --------------       --------------
Cash flows from operating activities:
Net loss....................................................          $(1,838)             $(1,609)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................              272                  259
     Deferred income tax benefit............................           (1,225)              (1,073)
     Net changes in operating assets and liabilities:
       Accounts receivable..................................              240                 (150)
       Inventories..........................................                5                  (34)
       Prepaid expenses.....................................               17                   57
       Accounts payable.....................................              (27)                (351)
       Accrued expenses.....................................             (241)                (452)
       Advance deposits and deferred revenue................              746                  801
                                                                      -------              -------
          Net cash used in operating activities.............           (2,051)              (2,552)
                                                                      -------              -------
Cash flows from investing activities:
  Purchases of property and equipment.......................           (1,902)                (835)
                                                                      -------              -------
          Net cash used in investing activities.............           (1,902)                (835)
                                                                      -------              -------
Cash flows from financing activities:
  Proceeds from seasonal line of credit.....................            1,998                1,718
  Proceeds from revolving credit loan.......................            1,902                1,470
  Proceeds from option exercise.............................                1                    2
  Redemption of preferred stock.............................             (133)                  --
  Payment of capital lease obligations......................               10                   --
  Payment of dividends......................................              (78)                 (39)
                                                                      -------              -------
          Net cash provided by financing activities.........            3,700                3,151
                                                                      -------              -------
Net decrease in cash........................................             (253)                (236)
  Cash, beginning of period.................................              253                  245
                                                                      -------              -------
  Cash, end of period.......................................          $    --              $     9
                                                                      =======              =======

                            See accompanying notes.

                      LOON MOUNTAIN RECREATION CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                     OCTOBER 26, 1997 AND OCTOBER 27, 1996

1. ORGANIZATION AND BASIS OF PRESENTATION

     Loon Mountain Recreation Corporation (the "Company") provides facilities for skiing and other outdoor recreational activities in Lincoln, New Hampshire. Loon Realty Corp., a wholly-owned subsidiary of the Company, owns land held for future development adjacent to land owned or leased by the Company, and also conducts real estate brokerage operations under the name of Loon Mountain Real Estate Company.

     The accompanying consolidated financial statements as of October 26, 1997 and October 27, 1996 and for the periods from May 1, 1997 to October 26, 1997 and May 1, 1996 to October 27, 1996 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management of the Company, are considered necessary for a fair presentation of the Company's financial position at October 26, 1997 and October 27, 1996, and its operating results and cash flows for the periods from May 1, 1997 to October 26, 1997 and from May 1, 1996 to October 27, 1996. Due to the highly seasonal nature of the Company's business, the results for the interim periods are not necessarily indicative of results for the entire year. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to generally accepted accounting principles applicable for interim periods. The unaudited interim financial statements should be read in conjunction with the following note and the audited financial statements of the Company as of April 30, 1997 and 1996 and for the years then ended.

2. CONTINGENCIES

     Restore: The North Woods v. Department of Agriculture. This case is pending in the United States District Court for the District of New Hampshire. It was filed in 1997 under NEPA arising out of the decision by the Forest Service to allow the Company to install a new pipeline connecting the new infiltration gallery in the Pemigewasset River to the up-mountain pump house. The infiltration gallery, which had been properly permitted by the State authorities and the Army Corps of Engineers, was installed to improve the draw of water from the river.

     Forest Service authorization was required because the pipeline connecting that infiltration gallery to the up-mountain pump house runs across the forest land upon which the Company operates. Restore asserted that the Forest Service permit was improperly issued based upon a variety of procedural grounds. Restore sought an injunction prohibiting further work on the pipeline and a declaration that the permit was improperly issued.

     The Company intervened as defendant. The Forest Service and the Company asserted various defenses. On January 20, 1998, the District Court held that the pipeline may be analyzed and approved by the Forest Service separately from the South Mountain expansion, but that the Forest Service violated NEPA by failing to consider the potential environmental effects of the resulting asserted increase in snowmaking capacity. Whether this failure warrants injunctive relief will be addressed at a future hearing. The Company would expect the pipeline to be re-approved following further proceedings by the Forest Service. However, no assurance can be given regarding the outcome or timing of this litigation or any resulting Forest Service review.

3. SUBSEQUENT EVENTS

     In August, 1997, the Company established an additional revolving credit agreement for $2,570,000. Interest is fixed at 8.75% and availability reduces annually through April 30, 2002.

    On February 26, 1998, the Company and Booth Creek Ski Holdings, Inc., as assignee of Booth Creek Ski Group, Inc., executed a plan of merger pursuant to which Booth Creek Ski Holdings, Inc. acquired all of the outstanding common shares of the Company for a net purchase price of approximately $29.0 million (including the assumption of debt which was repaid in connection with the acquisition).

                       REPORT OF INDEPENDENT ACCOUNTANTS

June 20, 1997

To the Board of Directors of
Loon Mountain Recreation Corporation

          In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Loon Mountain Recreation Corporation and its subsidiary at April 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICE WATERHOUSE LLP

Hartford, Connecticut

                      LOON MOUNTAIN RECREATION CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                         APRIL 30,
                                                                ----------------------------
                                                                    1997            1996
                                                                    ----            ----
                   ASSETS
Current assets:
  Cash......................................................    $    253,207    $    245,125
  Accounts receivable.......................................         308,987         109,122
  Inventories...............................................         397,854         362,384
  Prepaid expenses..........................................          35,681          94,100
                                                                ------------    ------------
     Total current assets...................................         995,729         810,731
                                                                ------------    ------------
Land held for resale........................................         704,585         704,585
                                                                ------------    ------------
Property and equipment, at cost:
  Land and land improvements................................       2,528,129       2,440,615
  Slopes and trails.........................................       1,569,151       1,562,261
  Buildings.................................................       8,071,249       7,450,389
  Ski lifts.................................................       8,678,616       8,591,498
  Operating equipment.......................................       6,877,410       6,393,338
  Snow making equipment.....................................       7,587,786       7,553,955
  Construction in progress..................................       1,505,082       1,028,971
                                                                ------------    ------------
                                                                  36,817,423      35,021,027
  Less accumulated depreciation and amortization............     (18,104,712)    (16,332,113)
                                                                ------------    ------------
                                                                  18,712,711      18,688,914
                                                                ------------    ------------
Other assets................................................          69,142          81,220
                                                                ------------    ------------
     Total assets...........................................    $ 20,482,167    $ 20,285,450
                                                                ============    ============
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $    545,720    $    543,274
  Current portion of long-term debt (Note 2)................              --         101,538
  Current portion of obligations under capital leases
     (Note 6)...............................................          69,819         129,405
  Income taxes payable (Note 7).............................          95,346         116,306
  Accrued expenses (Note 9).................................         782,071         763,691
  Advance deposits..........................................          66,577          54,555
  Current portion of deferred revenue.......................              --          42,370
                                                                ------------    ------------
     Total current liabilities..............................       1,559,533       1,751,139
                                                                ------------    ------------
Long-term debt, less current portion (Note 2)...............       8,447,000       8,847,000
Obligations under capital leases, less current portion
  (Note 6)..................................................         155,463              --
Deferred income taxes (Note 7)..............................       1,003,453         747,082
Accrued stock options.......................................          56,892          59,890
                                                                ------------    ------------
     Total liabilities......................................      11,222,341      11,405,111
Commitments and contingencies (Note 9 and 10)
Stockholders' equity (Notes 3 and 5):
  Preferred stock, 7% noncumulative, par value $100
     (callable at $107 per share); authorized 2,250 shares;
     issued 1,461 shares including 127 shares held in
     treasury...............................................         146,100         146,100
  Common stock, par value $.10; authorized 750,000 shares;
     issued 671,100 including 80,830 and 81,385 shares held
     in treasury............................................          67,110          67,110
  Additional paid-in capital................................          67,543          60,616
  Retained earnings.........................................       9,534,687       9,162,184
                                                                ------------    ------------
Less cost of treasury stock (Note 3)........................         555,614         555,671
                                                                ------------    ------------
     Total stockholders' equity.............................       9,259,826       8,880,339
                                                                ------------    ------------
     Total liabilities and stockholders' equity.............    $ 20,482,167    $ 20,285,450
                                                                ============    ============

   The accompanying notes are an integral part of these financial statements.

                      LOON MOUNTAIN RECREATION CORPORATION

           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                                                                   YEAR ENDED APRIL 30,
                                                                --------------------------
                                                                   1997           1996
                                                                   ----           ----
Revenues:
  Winter lifts..............................................    $ 8,472,756    $ 8,114,876
  Food and beverage.........................................      3,192,605      2,724,752
  Ski school................................................        950,173        880,718
  Ski rental and repair.....................................        874,212        720,949
  Mountain Club.............................................        157,493        251,522
  Summer programs...........................................        821,108        727,123
  Real estate commissions...................................        148,814        147,569
  Concessions...............................................        150,209        165,110
  Retail sales..............................................        356,906        384,289
  Property services.........................................        176,062        186,546
  Locker and baskets........................................         82,901         81,759
  Daycare...................................................        186,549        179,081
  Other.....................................................        156,448        229,084
                                                                -----------    -----------
                                                                 15,726,236     14,793,378
                                                                -----------    -----------
Expenses:
  Employee costs............................................      5,581,416      5,341,257
  Depreciation and amortization.............................      1,884,162      1,752,455
  Utilities.................................................      1,327,907      1,289,700
  Materials, supplies and maintenance.......................      1,072,836      1,056,828
  Purchases for resale......................................      1,225,112      1,156,491
  Interest (net of capitalized interest of $72,507 and
     $156,161)..............................................        909,619        762,887
  Insurance (Note 9)........................................        684,271        848,509
  Marketing.................................................        742,936        874,455
  Administrative............................................        379,185        301,995
  Outside services..........................................        577,467        514,061
  U.S. Forest Service lease (Note 6)........................        221,394        176,088
  Property taxes............................................        264,123        256,102
  Real estate commission....................................         75,590         73,494
  Other.....................................................         39,923         86,426
                                                                -----------    -----------
                                                                 14,985,941     14,490,748
                                                                -----------    -----------
Income before income tax expense............................        740,295        302,630
Income tax expense (Note 7).................................        299,455        118,013
                                                                -----------    -----------
Net income..................................................        440,840        184,617
Retained earnings, beginning of year........................      9,162,184      9,034,084
Dividends...................................................         68,337         56,517
                                                                -----------    -----------
Retained earnings, end of year..............................    $ 9,534,687    $ 9,162,184
                                                                ===========    ===========
Earnings per share of common and common share equivalent....    $       .72    $       .29
                                                                ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                      LOON MOUNTAIN RECREATION CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED APRIL 30,
                                                              --------------------------
                                                                 1997            1996
                                                                 ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  440,840      $  184,617
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................   1,896,240       1,752,455
     Deferred income taxes..................................     256,371          36,192
     Decrease in deferred revenues..........................     (42,370)        (42,630)
     Changes in assets and liabilities:
       (Increase) decrease in accounts receivable...........    (199,865)        100,987
       Increase in inventory................................     (35,470)        (71,853)
       (Increase) decrease in prepaid expenses..............      58,419         (68,879)
       Increase in accounts payable.........................       2,446         347,414
       Increase in accrued expenses.........................      20,960         103,325
       Increase (decrease) in advance deposits..............      12,022          (2,380)
       (Decrease) increase in income taxes payable..........     (20,960)         73,419
       Other................................................      (3,120)          8,074
                                                              ----------      ----------
          Net cash provided by operating activities.........   2,385,513       2,420,741
                                                              ----------      ----------
Cash flows from investing activities:
     Proceeds from sale of property and equipment...........      21,725          24,835
     Purchases of property and equipment....................  (1,623,562)     (5,229,137)
                                                              ----------      ----------
          Net cash used by investing activities.............  (1,601,837)     (5,204,302)
                                                              ----------      ----------
Cash flows from financing activities:
     Net (repayments of) proceeds from current revolving
      credit loan...........................................    (400,000)      3,128,660
     Repayment on note......................................    (101,538)       (101,538)
     Proceeds from option exercise..........................       4,404              --
     Decrease in capital lease obligations..................    (210,123)        (63,798)
     Payment of dividends...................................     (68,337)        (56,517)
                                                              ----------      ----------
          Net cash (used in) provided by financing
            activities......................................    (775,594)      2,906,807
                                                              ----------      ----------
          Net increase in cash..............................       8,082         123,246
Cash, beginning of year.....................................     245,125         121,879
                                                              ==========      ==========
Cash, end of year...........................................  $  253,207      $  245,125
                                                              ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                      LOON MOUNTAIN RECREATION CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            APRIL 30, 1997 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF OPERATIONS

     Loon Mountain Recreation Corporation (the "Company" or "LMRC") provides facilities for skiing and other outdoor recreational activities in Lincoln, New Hampshire. Food and hospitality services are also provided. Loon Realty Corp., a wholly-owned subsidiary, owns land adjacent to land owned or leased by Loon Mountain Recreation Corporation, which is currently held for future development. Loon Realty Corp. started a real estate brokerage operation in 1989 under the name of Loon Mountain Real Estate Company.

     A major portion of the Company's recreational area is on land leased from the United States Forest Service under terms of a forty year permit granted on March 16, 1994. This permit is similar to permits issued to other ski areas and recreational facilities and annual payments are based upon a percentage of annual gross revenues. This permit allows for the operation and expansion of the existing ski area as well as the development of South Mountain.

CONCENTRATION OF BUSINESS

     Most of the Company's customers are residents of the New England States, particularly the Boston area. If this geographical area experienced severe economic decline, the Company's financial performance could be adversely impacted. In addition, the Company generates a substantial portion of its revenues from ski lift ticket sales and associated food and beverage sales. If the Company experienced unfavorable weather conditions, the Company's financial performance could be adversely impacted.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Loon Mountain Recreation Corporation and Loon Realty Corp. All significant intercompany balances and transactions have been eliminated in consolidation.

INVENTORY

     Inventory, consisting of food and other operating supplies, is included at the lower of cost (first-in, first-out method) or market.

LAND HELD FOR RESALE

     Cost of land held for resale consists of the original cost of the land, plus improvements, less the costs allocated to lots sold. Costs are allocated equally to lots on the basis of estimated relative fair market value of the lots. Sales of individual lots are recorded at the time the sale is consummated, usually at closing. Deposits received are presented as liabilities until the sale is consummated.

                      LOON MOUNTAIN RECREATION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. For financial statement purposes, the Company provides for depreciation and amortization, on the straight-line method over the estimated useful lives of the assets which range from 20 to 45 years for buildings, leasehold improvements, lifts and trails and 3 to 15 years for machinery and equipment. Accelerated cost recovery and accelerated depreciation methods are used for tax purposes. When an asset is retired or disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recorded.

     Construction in progress represents costs expended primarily to develop South Mountain. As of the applicable balance sheet date, these assets have not yet been placed in service.

INTEREST

     Interest is expensed as incurred except when it is capitalized in conjunction with major capital additions and development of properties for resale. The amounts of interest capitalized are determined by applying current interest rates to the funds required to finance the construction.

OTHER ASSETS

     Included in other assets are debt origination costs that will be recognized as expenses over the life of the related debt.

INCOME TAXES

     The Company accounts for income taxes under Financial Accounting Standards No. 109 "Accounting for Income Taxes," ("FAS 109"), which mandates the liability method for computing deferred income taxes. The objective of the liability method is to recognize the amount of current and deferred taxes payable or refundable at the financial statement date resulting from all events that have been recognized in the financial statements based upon the provisions of enacted tax laws.

OTHER REVENUE

     Other revenue consists primarily of special events revenues, employee housing and television advertising income.

EARNINGS PER SHARE OF COMMON STOCK

     The calculation of the earnings per share of common and common share equivalents was based on the weighted average number of common shares outstanding during each year (589,992 for 1997 and 599,220 for 1996), including outstanding options, after provision for the dividend paid on the preferred stock.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     In fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 107 ("SFAS 107"), "Disclosures about Fair Value of Financial Instruments", which requires the Corporation to disclose the fair value of all financial instruments. The carrying amounts of cash, accounts receivable, prepaid expense, accounts payable, accrued expenses, and the revolving line of credit. It was not practicable to estimate the fair value of the 7.5% unsecured notes and the 8.5% note payable (1996 only) without the Company incurring excessive costs.

                      LOON MOUNTAIN RECREATION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

IMPAIRMENT OF LONG LIVED ASSETS

     In fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived to Be Disposed Of," which establishes accounting standards for the impairment of long-lived assets including intangibles and goodwill. The objective of SFAS 121 is to assess the Company's long-lived assets for recoverability using estimated future cash flows expected to result from the use of the assets and its eventual disposition.

RECLASSIFICATION

     Certain prior year amounts have been reclassified to conform to the current year presentation.

2. LONG-TERM DEBT

                                                                       1997         1996
                                                                       ----         ----
      Revolving credit loan payable to bank through May 2005.
        Interest at prime rate plus .75%, 9.25% at April 30, 1997, is payable monthly. The loan's maximum availability is
        $8,334,000 at April 30, 1997. On each subsequent fiscal
        year-end the availability reduces by $833,000. The Company has a one time option to suspend the annual availability
        reduction. The note is secured by a first mortgage on all
        inventory, equipment and real estate......................  $7,295,000   $7,695,000
      7.5% unsecured notes due August 1, 1998 with interest
        payable annually. Payment is subordinated to all mortgage
        debt. Upon approval of Citizen's Bank, a maximum of 10% of unsecured notes annually may be redeemed prior to August
        1, 1998...................................................   1,152,000    1,152,000
      8.5% note payable in annual installments of $101,538, plus interest. Secured by common stock held in treasury.
        Payment is subordinated to all mortgage debt..............          --      101,538
                                                                    ----------   ----------
                                                                     8,447,000    8,948,538
      Less current portion........................................          --     (101,538)
                                                                    ----------   ----------
                                                                    $8,447,000   $8,847,000
                                                                    ==========   ==========

     Based on the current principal outstanding at April 30, 1997, scheduled annual principal payments are as follows:

YEAR                                                              AMOUNT
----                                                              ------
1998........................................................    $       --
1999........................................................     1,779,000
2000........................................................       833,000
2001........................................................       833,000
2002........................................................       833,000
Thereafter..................................................     4,169,000
                                                                ----------
                                                                $8,447,000
                                                                ==========

     The Company has a line of credit of $3,200,000 with interest at prime plus .25%, 8.75% at April 30, 1997. At April 30, 1997, the outstanding balance on this line was zero. The line of credit, renewable annually, is a seasonal line of credit and is secured by a second mortgage on all inventory, equipment and real estate of the Company.

                      LOON MOUNTAIN RECREATION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. TREASURY STOCK

     At April 30, 1997, the Company had 127 preferred shares and 80,830 common shares of stock held in treasury with a cost of $13,253 and $542,361, respectively. At April 30, 1996, the Company had 127 preferred shares and 81,385 common shares of stock held in treasury with a cost of $13,253 and $542,418, respectively.

4. 401(k)

     On January 20, 1995, the Company's Board of Directors approved the conversion of its previous qualified profit sharing pension plans to a 401(k) plan. Effective May 1, 1995, the Company rolled over the participant balances from the Plans into a new 401(k) plan. In fiscal 1997, the Company matched 30% of the first 6% of employees contributions, totalling $38,672.

5. STOCK OPTION PLAN

     During fiscal year 1991, the Company adopted a compensatory stock option plan for certain key employees which is administered by the Company's Board of Directors. The options granted are exercisable five years from the date of grant. The exercise price is determined by the Board of Directors but cannot be less than 50% of the book value of the common and common share equivalents at the time of the grant.

     On January 20, 1995, the Board of Directors voted to wind up the stock option plan effective April 30, 1995. Stock options outstanding as of April 30, 1995 are still eligible to be exercised as described in the plan document, however, no new stock options will be granted under this stock option plan.

                                                          OPTIONS      EXERCISE PRICE
                                                          -------      --------------
Options outstanding at April 30, 1994.................    14,360       $6.16 - $6.75
                                                          ------
  Granted.............................................     7,400               $7.19
  Canceled............................................    (2,000)      $6.16 - $6.75
                                                          ------
Options outstanding at April 30, 1995.................    19,760       $6.16 - $7.19
                                                          ------
  Canceled............................................      (750)      $6.30 - $7.19
                                                          ------
Options outstanding at April 30, 1996.................    19,010       $6.16 - $7.19
  Exercised...........................................      (555)      $6.30 - $6.75
  Canceled............................................    (3,900)      $6.16 - $7.19
                                                          ------
Options outstanding at April 30, 1997.................    14,555       $6.16 - $7.19
                                                          ======

6. LEASES

     The Company leases a major portion of the land used for ski trails from the U.S. Forest Service under a forty year lease which extends to the year 2034. Annual rental payments are determined using a percentage of gross revenues based on prior years actual rate. This rate is adjusted annually in September of the following fiscal year. Total rent expense under this lease was $221,394 in 1997 and $176,088 in 1996.

                      LOON MOUNTAIN RECREATION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. LEASES -- (CONTINUED)

     The Company has various leased equipment under capital leases. The leased equipment is included with property and equipment in the following categories:

                                                               1997        1996
                                                               ----        ----
Snow making equipment....................................    $     --    $344,578
Operating equipment......................................     306,000     104,505
                                                             --------    --------
                                                              306,000     449,083
Less accumulated depreciation............................      30,600     362,937
                                                             --------    --------
                                                             $275,400    $ 86,146
                                                             ========    ========

     Future minimum annual rentals for property under capital leases are as follows:

YEAR                                                             AMOUNT
----                                                             ------
1998........................................................    $ 90,140
1999........................................................      90,140
2000........................................................      79,500
                                                                --------
Total minimum lease obligation..............................     259,780
Less imputed interest.......................................     (34,498)
                                                                --------
  Present value of minimum lease obligation.................    $225,282
                                                                ========

     The Company is the lessee under an operating lease that has remaining noncancelable lease payments as of April 30, 1998 of $38,600.

7. INCOME TAXES

     Income tax expense consists of the following:

                                                               1997        1996
                                                               ----        ----
Current..................................................    $ 43,084    $ 81,821
Deferred.................................................     256,371      36,192
                                                             --------    --------
                                                             $299,455    $118,013
                                                             ========    ========

     As of April 30, 1997, the Company's gross deferred tax assets and liabilities were comprised of the following:

Gross deferred tax assets:
  Alternative minimum tax credits...........................    $  243,861
  Accrued liabilities and reserve...........................       142,885
  Other.....................................................        26,953
                                                                ----------
                                                                $  413,699
                                                                ==========
Gross deferred tax liabilities:
  Depreciation..............................................    $1,342,327
  Other.....................................................        74,825
                                                                ----------
                                                                $1,417,152
                                                                ==========

     At April 30, 1997, the Company has Alternative Minimum Tax (AMT) credit carryforwards of $243,861 available for future utilization, which do not expire.

                      LOON MOUNTAIN RECREATION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8. SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH FINANCING ACTIVITIES

     Capital lease obligations of $306,000 were incurred during the fiscal year ended April 30, 1997, reflecting new equipment leases.

                                                             1997       1996
                                                             ----       ----
Cash paid during the year for:
  Interest...............................................  $982,738   $907,326
  Income taxes paid......................................   117,000     63,788
  Income taxes received..................................   101,518     50,000

9. INSURANCE

     In November 1993, the Company obtained workers' compensation through a risk transfer premium insurance coverage through the State of New Hampshire's assigned risk pool. In fiscal 1995, the Company ceased its participation in the assigned risk pool and obtained workers' compensation coverage through a retrospective policy. This policy calculates the annual premium based on estimated rates and classifications. Annually, the rates and classifications are reviewed and adjusted to the actual amounts. Overpayments are refunded to the Company while underpayments require additional monies to be paid by the Company. The Company has a workers' compensation reserve of $124,000 and $251,000 at April 30, 1997 and 1996, respectively. The Company carries general liability insurance with specific ($25,000) and aggregate ($125,000) deductibles. At April 30, 1997 and 1996, the general liability reserve is $161,000 and $118,000, respectively. The Company self-insures its employee health and dental benefits payments up to certain limits. Employees participating in these programs bear a portion of the cost. Purchased insurance is in effect to cover annual claims exceeding approximately $30,000 individually or $126,786 in the aggregate. At April 30, 1997 and 1996, the health and dental reserve is $27,000.

10. CONTINGENCY

     On December 19, 1996, the United States Court of Appeals of the First Circuit partially reversed the District Court's dismissal holding that a Supplemental Environmental Impact Statement under the National Environmental Policy Act (NEPA) was required for a planned development to upgrade and expand skiing terrain and snow making facilities. The Court also required that the U.S. Forest Service (USFS) obtain a permit under the Clean Water Act for certain discharges from the Company's snowmaking system.

     LMRC and the USFS filed a timely motion for rehearing. On February 13, 1997, the Court of Appeals modified its December 19, 1996 decision to state, that LMRC, not the USFS, was required to obtain the Clean Water Act permits, and denied the rehearing. An order from the District Court of New Hampshire on May 5, 1997 required LMRC to halt all construction activities contemplated in LMRC's Master Development Plan of March 1, 1993 and pursuant to the March 16, 1994 Special Use Permit. The order also required the USFS to proceed in accordance with the decision of the United States Court of Appeals of the First Circuit and to prepare such documentation under NEPA as may be required to allow LMRC to proceed with the related expansion and improvement plans. This process could take up to two years to complete.

     The Court Order went on to require LMRC to discontinue the transferring of water from the East Branch of the Pemigewasset River to Loon Pond. LMRC is developing a new withdrawal site in the East Branch of the Pemigewasset River that will provide snowmaking capacity to the level experienced in the past, which is currently anticipated to require additional capital expenditures of approximately $2.3 million.

     The ultimate outcome of the above litigation is not known at this point in time, however, management intends to continue to vigorously defend itself to ensure completion of the planned development. Approximately $650,000 of the Company's April 30, 1997 construction in progress balance is directly related to the

                      LOON MOUNTAIN RECREATION CORPORATION
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10. CONTINGENCY -- (CONTINUED)

aforementioned expansion and development plans, and other than these amounts, management does not believe the ultimate outcome will have a material adverse impact on its future results of operation or financial condition.

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following unaudited pro forma financial information give effect to a number of transactions of the Company that have occurred since October 1996. In November 1996, the Company acquired the Waterville Valley and the
Mt. Cranmore ski resorts in New Hampshire (collectively, the "New Hampshire Resorts") and in December 1996, the Company acquired Northstar-at-Tahoe, Sierra-at-Tahoe and the Bear Mountain ski resorts in Southern California (collectively, the "California Resorts"). In January 1997, the Company acquired the Summit at Snoqualmie ski resort complex which consists of four separate and distinct resorts (the "Summit") in the Cascade Mountains of Washington and in March, 1997, the Grand Targhee ski resort ("Grand Targhee") in the Grand Tetons in Wyoming.

     The Company financed the purchase of the New Hampshire Resorts and the California Resorts with the proceeds from: (i) $90.0 million of senior subordinated notes (the "Bridge Notes"); (ii) $10.0 million of subordinated option notes (the "Hancock Option Notes," and together with the Bridge Notes, the "Bridge Financing Facilities") issued by Parent; (iii) the issuance of a promissory note to American Skiing Company in the aggregate principal amount of $2.75 million (the "ASC Seller Note") and (iv) the investment in the Company of $40.0 million of equity by Parent, which was funded through the issuance by Parent of debt and equity securities to John Hancock Mutual Life Insurance Company ("John Hancock") and affiliates of George N. Gillett, Jr. and CIBC Oppenheimer Corp. ("CIBC"). Pursuant to a Securities Purchase Agreement dated as of March 13, 1997, the Company sold (the "1997 Offering") 12 1/2% senior notes in an aggregate principal amount of $110.0 million to CIBC on March 18, 1997, and an additional $6.0 million aggregate principal amount of such notes to CIBC on April 25, 1997 pursuant to the exercise of an option by CIBC. The notes sold pursuant to the 1997 Offering were subsequently exchanged by the Company in August 1997 for $116.0 million aggregate principal amount of the Company's 12 1/2% Series B Senior Notes due 2007 (the "Series B Notes") in a transaction registered under the Securities Act of 1933, as amended. In addition, concurrently with the consummation of the 1997 Offering, the Senior Credit Facility, which initially provided borrowing availability of up to $10.0 million, was amended to, among other things, provide a total revolving credit commitment of $20.0 million. The Company used the proceeds from the 1997 Offering, together with available cash on hand and an additional equity contribution of $6.5 million by Parent, (i) to repay the Bridge Financing Facilities, and certain debt assumed or incurred in connection with the acquisition of the Summit, (ii) to finance the purchase price for the acquisition of Grand Targhee and repay certain assumed indebtedness in connection therewith, (iii) to pay fees and expenses in connection with the 1997 Offering and the Senior Credit Facility and (iv) for general corporate purposes. The acquisitions of the New Hampshire Resorts, the California Resorts, the Summit, Grand Targhee and Loon Mountain are sometimes collectively referred to herein as the "Acquisitions." The foregoing transactions, except for the Loon Mountain Acquisition, are hereinafter referred to collectively as the "Historical Transactions." The Loon Mountain Acquisition, the Equity Financing, the Senior Credit Facility Amendment, the Consent Solicitation, the Offering and the application of the net proceeds therefrom, are hereinafter referred to collectively as the "Transactions."

     The following unaudited pro forma condensed consolidated balance sheet of the Company gives effect to the Transactions as if they had occurred on October 31, 1997. The following unaudited pro forma condensed consolidated statement of operations gives effect to the Transactions and the Historical Transactions as if they had occurred on November 1, 1996.

     The pro forma financial information presented below should be read in conjunction with the separate historical consolidated financial statements of the Company included in its reports filed under the Securities Exchange Act of 1934 and the historical consolidated financial statements of LMRC included elsewhere in this current report on Form 8-K. The pro forma condensed consolidated financial statements do not purport to be indicative of the results that actually would have been obtained had the Historical Transactions or the Transactions occurred as of the assumed dates and for the period presented and are not intended to be a projection of future results or trends. The pro forma adjustments, as described in the accompanying Notes to Unaudited Pro Forma Financial Information, are based on available information and certain assumptions that management believes are reasonable.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                             AS OF OCTOBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                               THE              LOON
                                                             COMPANY          MOUNTAIN         PRO FORMA
                                                            HISTORICAL       HISTORICAL       ADJUSTMENTS       PRO FORMA
                                                            ----------       ----------       -----------       ---------
ASSETS
Cash.................................................        $    462          $    --         $ 30,200 (a)     $    462
                                                                                                (28,850)(b)
                                                                                                 (1,350)(c)
Other current assets.................................           5,983              481             (150)(b)        6,164
                                                                                                   (150)(c)
                                                             --------          -------         --------         --------
       Total current assets..........................           6,445              481             (300)           6,626
Property and equipment, net..........................         123,154           20,341           10,285 (d)      153,780
Real estate held for development and sale............          11,335              705              195 (e)       12,235
Deferred charges and other assets....................          13,631              291            1,000 (c)       14,640
                                                                                                    (60)(g)
                                                                                                   (222)(h)
Goodwill.............................................          31,851               --            3,227 (f)       35,078
                                                             --------          -------         --------         --------
       Total Assets..................................        $186,416          $21,818         $ 14,125         $222,359
                                                             ========          =======         ========         ========
LIABILITIES AND SHAREHOLDER'S EQUITY
Senior Credit Facility...............................        $ 15,000          $    --         $  2,200 (i)     $ 17,200
Current portion of long-term debt....................             947            2,935           (2,935)(i)          947
Accounts payable and accrued liabilities.............          17,132            1,967               --           19,099
                                                             --------          -------         --------         --------
       Total current liabilities.....................          33,079            4,902             (735)          37,246
Long-term debt.......................................         120,380            9,647            7,853 (i)      137,880
Other................................................             425               55              (55)(g)        4,201
                                                                                                  3,776 (h)
Preferred stock of subsidiary........................           3,125               --               --            3,125
Shareholder's equity.................................          29,407            7,214           10,500 (a)       39,907
                                                                                                 (7,214)(j)
                                                             --------          -------         --------         --------
       Total Liabilities and Shareholder's Equity....        $186,416          $21,818         $ 14,125         $222,359
                                                             ========          =======         ========         ========

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

    (a) Reflects the Offering of $17.5 million of 12 1/2% Series C Senior
        Notes due 2007 (the "Senior Notes") at par value, the additional equity contribution by Parent, and assumed borrowings under the Senior Credit Facility as follows (dollars in thousands):

Senior Notes ...............................................  $ 17,500
Equity contribution by Parent...............................    10,500
Assumed borrowings under Senior Credit Facility.............     2,200
                                                              --------
          Proceeds..........................................  $ 30,200
                                                              ========

     (b) Reflects the acquisition of LMRC for an an aggregate net purchase Price of approximately $29.0 million (including the assumption of debt which was repaid in connection with the acquisition), less a purchase deposit of $150,000 included in other current assets at October 31, 1997.

     (c) Reflects estimated total fees and expenses of $1.5 million to be incurred in connection with the Offering ($1.0 million) and Loon Mountain Acquisition ($500,000), less $150,000 of such costs included in other current assets at October 31, 1997.

     (d) Adjusts property and equipment related to the Loon Mountain Acquisition to estimated fair value pursuant to purchase accounting. This is estimated based on a preliminary purchase price allocation which is subject to final allocation upon completion of valuation procedures.

     (e) Adjusts real estate held for development and sale to estimated fair value pursuant to purchase accounting. This is estimated based on preliminary purchase price allocation which is subject to final allocation upon completion of valuation procedures.

     (f) Reflects goodwill arising from the acquisition of LMRC. This is estimated based on a preliminary purchase price allocation which is subject to final allocation upon completion of valuation efforts.

     (g) Reflects the elimination of certain assets and liabilities in purchase accounting.

     (h) Reflects adjustment of the estimated deferred tax liability for book/tax basis differences related to the stock purchase for the Loon Mountain Acquisition.

     (i) Reflects the following (dollars in thousands):

Senior Notes ...............................................  $ 17,500
Assumed borrowings under Senior Credit Facility.............     2,200
Repayment of LMRC debt......................................   (12,582)
                                                              --------
          Net...............................................  $  7,118
                                                              ========
Reflected in pro forma balance sheet as:
  Adjustment to Senior Credit Facility......................  $  2,200
  Adjustment to current portion of long-term debt...........    (2,935)
  Adjustment to long-term debt..............................     7,853
                                                              --------
          Net...............................................  $  7,118
                                                              ========

     (j) Reflects elimination of historical stockholders' equity of LMRC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED OCTOBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                                CALIFORNIA
                                                  RESORTS
                                                -----------
                                                FIBREBOARD
                                                  RESORT           NEW HAMPSHIRE            THE           GRAND
                                                   GROUP              RESORTS              SUMMIT        TARGHEE
                                                HISTORICAL    -----------------------    HISTORICAL    HISTORICAL
                                                -----------   WATERVILLE      MT.       ------------   -----------
                                                  FOR THE       VALLEY      CRANMORE      FOR THE        FOR THE
                                                PERIOD FROM   HISTORICAL   HISTORICAL   PERIOD FROM    PERIOD FROM
                                                NOVEMBER 1,   ----------   ----------   NOVEMBER 1,    NOVEMBER 1,
                                      THE          1996         FOR THE PERIOD FROM         1996          1996
                                    COMPANY       THROUGH        OCTOBER 28, 1996         THROUGH        THROUGH
                                   HISTORICAL   DECEMBER 2,           THROUGH           JANUARY 15,     MARCH 18,     PRO FORMA
                                      (A)          1996          NOVEMBER 27, 1996          1997          1997       ADJUSTMENTS
                                   ----------   -----------   -----------------------   ------------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
Revenue:
 Resort Operations...............   $ 68,136      $ 1,395       $ 352        $  45         $3,465        $4,706        $    --
 Real Estate and Other...........      3,671          304          --           --             --            --             --
                                    --------      -------       -----        -----         ------        ------        -------
                                      71,807        1,699         352           45          3,465         4,706             --

Operating Expenses:
 Resort Operations...............     58,343        4,720         715          245          2,878         4,179            (75)(b)
                                                                                                                           (22)(c)
 Cost of Sales -- Real Estate and
   Other.........................      2,799          161          --           --             --            --             --
 Depreciation and Amortization...     11,681            6         103           18            208           319          1,078 (d)
                                    --------      -------       -----        -----         ------        ------        -------
Operating Income (Loss)..........     (1,016)      (3,188)       (466)        (218)           379           208           (981)

Interest Expense (net)...........     14,912          206          12           15             79            24          1,122 (e)
                                    --------      -------       -----        -----         ------        ------        -------
Pre-tax Income (Loss)............    (15,928)      (3,394)       (478)        (233)           300           184         (2,103)
Income Taxes (Benefit)...........     (1,728)      (1,358)         --           --             --            37          1,321 (f)
                                    --------      -------       -----        -----         ------        ------        -------
Income (Loss) Before Minority
 Interest........................    (14,200)      (2,036)       (478)        (233)           300           147         (3,424)
Minority Interest................        229           --          --           --             --            --             52 (g)
                                    --------      -------       -----        -----         ------        ------        -------
Income (Loss) Before
 Extraordinary Loss..............    (14,429)      (2,036)       (478)        (233)           300           147         (3,476)
Extraordinary Loss...............      2,664           --          --           --             --            --         (2,664)(h)
                                    --------      -------       -----        -----         ------        ------        -------
Net Income (Loss)................   $(17,093)     $(2,036)      $(478)       $(233)        $  300        $  147        $  (812)
                                    ========      =======       =====        =====         ======        ======        =======

OTHER DATA:
EBITDA(m)........................   $ 12,902      $(3,049)      $(363)       $(200)        $  587        $  527        $    97
Non-cash Cost of Real Estate and
 Other...........................   $  2,237      $   133       $  --        $  --         $   --        $   --        $    --


                                                 LOON
                                               MOUNTAIN
                                              HISTORICAL
                                              -----------
                                                 YEAR
                                                 ENDED
                                     PRO      OCTOBER 31,    PRO FORMA       PRO
                                    FORMA        1997       ADJUSTMENTS     FORMA
                                   --------   -----------   -----------    --------
STATEMENT OF OPERATIONS DATA:
Revenue:
 Resort Operations...............  $ 78,099     $15,751       $    --      $ 93,850
 Real Estate and Other...........     3,975          --            --         3,975
                                   --------     -------       -------      --------
                                     82,074      15,751            --        97,825
Operating Expenses:
 Resort Operations...............    70,983      12,602          (586)(b)    82,999

 Cost of Sales -- Real Estate and
   Other.........................     2,960          --            --         2,960
 Depreciation and Amortization...    13,413       1,897           714 (i)    16,024
                                   --------     -------       -------      --------
Operating Income (Loss)..........    (5,282)      1,252          (128)       (4,158)
Interest Expense (net)...........    16,370         893         1,571 (j)    18,834 (l)
                                   --------     -------       -------      --------
Pre-tax Income (Loss)............   (21,652)        359        (1,699)      (22,992)
Income Taxes (Benefit)...........    (1,728)        147        (3,923)(k)    (5,504)
                                   --------     -------       -------      --------
Income (Loss) Before Minority
 Interest........................   (19,924)        212         2,224       (17,488)
Minority Interest................       281          --            --           281
                                   --------     -------       -------      --------
Income (Loss) Before
 Extraordinary Loss..............   (20,205)        212         2,224       (17,769)
Extraordinary Loss...............        --          --            --            --
                                   --------     -------       -------      --------
Net Income (Loss)................  $(20,205)    $   212       $ 2,224      $(17,769)
                                   ========     =======       =======      ========
OTHER DATA:
EBITDA(m)........................  $ 10,501     $ 3,149       $   586      $ 14,236 (m)
Non-cash Cost of Real Estate and
 Other...........................  $  2,370     $    --       $    --      $  2,370

                                              (see footnotes on following pages)

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(a) The Company's historical consolidated statement of operations for the year ended October 31, 1997 includes the results of operations for the following acquisitions since the effective dates of such acquisitions:

California Resorts.......................................  December 3, 1996
New Hampshire Resorts....................................  November 27, 1996
The Summit...............................................  January 15, 1997
Grand Targhee............................................  March 18, 1997

(b) The following adjustments have been made to reduce historical operating expenses:

                                                                  YEAR ENDED
                                                               OCTOBER 31, 1997
                                                            ----------------------
                                                            (DOLLARS IN THOUSANDS)
THE ACQUISITIONS (EXCLUDING THE LOON MOUNTAIN ACQUISITION)
Replacement of executive management.......................           $ 52
Lease modification........................................             23
                                                                     ----
                                                                     $ 75
                                                                     ====
THE LOON MOUNTAIN ACQUISITION
Replacement of executive management.......................           $120
Removal of directors' fees................................             70
Removal of divestiture-related expenses...................            396
                                                                     ----
                                                                     $586
                                                                     ====

    Replacement of executive management represents elimination of non-recurring executive management compensation and benefits paid to (i) former owners of Ski Lifts, Inc. and Grand Targhee Incorporated and (ii) the former owners of LMRC. The responsibilities of these individuals will be absorbed by existing Company management.

    Lease modification represents elimination of lease expenses for the Teewinot Lodge, which was acquired by the Company in the Grand Targhee Acquisition.

    Removal of directors' fees represents elimination of directors' fees paid to directors of LMRC, which will not be incurred by the Company.

    Removal of divestiture-related expenses represents elimination of non-recurring legal and accounting fees that were incurred to facilitate the sale of LMRC.

(c) Represents corporate management fee allocations from Fibreboard Corporation ($70,000) for the period from November 1, 1996 through December 2, 1996 and American Skiing Company and S-K-I Limited for Waterville Valley ($10,000) for the period from October 28, 1996 through November 27, 1996 net of (i) the management fees that would have been paid to Booth Creek, Inc. pursuant to the Management Agreement ($29,000) and (ii) the estimated amounts for certain corporate expenses if the Company had operated on a stand-alone basis ($29,000).

(d) Historical depreciation and amortization for periods prior to the respective resort acquisition dates has been adjusted to reflect post-acquisition date assumptions. Pro forma depreciation and amortization charges relate to the estimated fair value assigned using purchase accounting. Land improvements and buildings have been assigned a 20 year life, machinery and equipment 3 to 15 year lives, and goodwill a 15 year life.

(e) Pro forma interest expense includes interest on $116.0 million of Series B Notes at 12.5%, the Senior Credit Facility at 9%, the ASC Seller Note at 12%, certain capital leases and other debt at varying rates and amortization of $7.0 million of deferred financing fees (amortized generally over a 10 year period).

        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                           OPERATIONS -- (CONTINUED)

(f) Adjusts income tax provision to reflect the benefit of operating losses to the extent of recorded deferred tax liabilities.

(g) Reflects cumulative preferred stock dividend of 9% on the Ski Lifts Preferred Stock.

(h) Eliminates historical extraordinary loss on early retirement of debt.

(i) Historical depreciation and amortization for periods prior to the acquisition date has been adjusted to reflect post-acquisition date assumptions. Pro forma depreciation and amortization charges relate to the estimated fair value assigned using purchase accounting. Land improvements and buildings have been assigned a 20 year life, machinery and equipment 3 to 20 year lives, and goodwill a 15 year life. These charges are estimates based on preliminary purchase price allocations which are subject to final allocations pursuant to valuation efforts.

(j) Pro forma interest expense includes interest on $116.0 million of Series B Notes at 12.5%, $17.5 million of Notes offered hereby at 12.5%, the Senior Credit Facility at 9%, the ASC Seller Note at 12%, certain capital leases and other debt at varying rates and amortization of $8.0 million of deferred financing costs (amortized generally over a 10 year period).

(k) Adjusts income tax provision to reflect the benefit of operating losses to the extent of recorded deferred tax liabilities.

(l) Pro forma cash interest expense would be approximately $17.9 million which excludes $971,000 in amortization of deferred financing fees.

(m) The pro forma financial data includes information on "EBITDA". EBITDA represents income from operations before depreciation, depletion and amortization expense and the non-cash cost of real estate sales.
    Although EBITDA is not a measure of performance under United States generally accepted accounting principles, the term is presented because management believes it provides useful information regarding a company's ability to incur and service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. In addition, "EBITDA" and "EBITDA margin" as determined by the Company may not be comparable to related or similar measures as reported by other companies and do not represent funds available for discretionary use.

    Pro forma EBITDA does not reflect certain additional adjustments which management believes are relevant in evaluating the future operating performance of the Company. The following additional adjustments, which eliminate the impact of certain nonrecurring charges and reflect the estimated impact of management's business and operating strategy are based on estimates and assumptions made and believed to be reasonable by the Company and are inherently uncertain and subject to change. The following calculation should not be viewed as indicative of actual or future results. The following table reflects the effects of these items:

                                                                   YEAR ENDED
                                                                OCTOBER 31, 1997
                                                                ----------------
                                                             (DOLLARS IN THOUSANDS)
Pro forma EBITDA...........................................         $14,236
Additional adjustments:
     Reduction in insurance premiums.......................             242
     In-house operation of certain ski related services....             435
     One-time charges at Grand Targhee.....................              54
     Reduction in LMRC expenses............................             293
                                                                    -------
          Total additional adjustments.....................           1,024
                                                                    -------
Adjusted pro forma EBITDA..................................         $15,260
                                                                    =======

     Reduction of insurance premiums represents elimination of insurance expenses as a result of a new insurance package entered into by the Company, which has reduced insurance premiums as a result of the consolidation of the Company's resorts.

        NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                           OPERATIONS -- (CONTINUED)

     In-house operation of certain ski-related services represents the increase in revenues and elimination of expenses related to services performed by outside vendors at the Summit that will be performed by the Company and which are performed by the Company at its other resorts.

     One-time charges at Grand Targhee represents elimination of the cost associated with abandoning a land exchange project.

     Reduction in LMRC expenses represents the estimated labor, marketing and purchasing efficiencies expected to be realized subsequent to the acquisition by the Company.

                                  SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BOOTH CREEK SKI HOLDINGS, INC.




Date March 9, 1998                      By  /s/ Nanci N. Northway
    --------------                          ---------------------
                                            Nanci N. Northway
                                            Vice President and
                                            Chief Financial Officer

                                EXHIBIT INDEX

  2.1 Agreement and Plan of Merger dated as of September 18, 1997 by and among Booth Creek Ski Group, Inc., LMRC Acquisition Corp. and Loon Mountain Recreation Corporation (exhibits and schedules omitted).

  2.2 First Amendment to Merger Agreement, dated December 22, 1997, by and among Booth Creek Ski Group, Inc. LMRC Acquisition Corp. and Loon Mountain Recreation Corporation.

  2.3 Amendment No. 4 to the Credit Agreement, as amended and restated as of February 23, 1998, among Booth Creek Ski Holdings, Inc., the Borrowers named therein and BankBoston, N.A.

  2.4 Securities Purchase Agreement, dated as of February 23, 1998, by and among Booth Creek Ski Holdings, Inc., the Subsidiary Guarantors named therein and CIBC Oppenheimer Corp.

  2.5 Amended and Restated Securities Purchase Agreement, dated as of February 26, 1998, among Booth Creek Ski Group, Inc., Booth Creek Ski Holdings, Inc., the Subsidiary Guarantors, as defined therein and each of John Hancock Mutual Life Insurance Company and CIBC WG Argosy Merchant Fund 2, L.L.C. (exhibits and schedules omitted).

  4.1 Supplemental Indenture No. 2 to Indenture dated as of February 20, 1998, by and among Booth Creek Ski Holdings, Inc., the Guarantors named therein and Marine Midland Bank, as trustee.

  4.2 Supplemental Indenture No. 3 to Indenture dated as of February 26, 1998, by and among Booth Creek Ski Holdings, Inc., the Guarantors named therein and Marine Midland Bank, as trustee.

  4.3 Registration Rights Agreement, dated as of February 26, 1998, by and among the Booth Creek Ski Holdings, Inc., the Subsidiary Guarantors named therein and CIBC Oppenheimer Corp.

  99.1 Press Release, dated February 26, 1998, announcing acquisition of Loon Mountain Recreation Corporation.